Exhibit 99.1

Blue Ridge Bankshares, Inc. Enhances Carbon Reduction Efforts

Charlottesville, Va., December 21, 2021. Blue Ridge Bankshares, Inc. (NYSE American: BRBS) (“Blue Ridge”), the parent company of Blue Ridge Bank, N.A. (“Bank”), announces the adoption of its commitment to achieve carbon neutrality by 2040. The Bank plans to join the Net-Zero Banking Alliance (“NZBA”), a United Nations convened and industry-led initiative to lead practices and accountability in carbon reduction plans. The Bank will align its operations and its lending and investment portfolios to achieve net-zero emissions by 2040 while achieving intermediate performance targets by 2030.

The Blue Ridge Board of Directors, in addition to approving the application to join NZBA, approved updates to the Blue Ridge executive annual cash incentive plan (“Plan”) for 2022 to incorporate accountability for progress on carbon neutrality and diversity and inclusion. The 2022 Plan specifies progress on the Bank’s carbon neutrality plan, implementation of a management diversity program, and the enhancement of Environmental, Social and Governance (ESG) disclosures as factors in the Plan. All executives included in the Plan have a material portion of their incentives at-risk for achievement of these objectives.

“I am proud of our Board of Directors and executive management team for its unanimous and united approach to this effort,” said Brian K. Plum, Chief Executive Officer of Blue Ridge. “We see the need to change and the urgency of that need, and bold action supplemented by embedded accountability will ensure Blue Ridge is doing its part as an agent of positive change. We are hopeful our actions inspire others to join the effort to address the critical issues of our day.”

The Bank partnered with ChargePoint, the world’s largest electric vehicle charging network, earlier this year to install two electric vehicle (“EV”) charging stations in the greater Richmond region. The Bank is also participating in ChargePoint’s Smart Charging Infrastructure Pilot Program (SCIP), which supports EV adoption in Virginia.

The Bank was named the “Best Small Bank in Virginia” in Newsweek’s ranking of America’s Best Banks 2022. Newsweek’s ranking recognizes the financial institutions that best serve their customers’ needs in each state. Blue Ridge Bank was recognized as the #1 small bank in Virginia. Additionally, the Bank recently received a 5-star rating from Bauer Financial, the nation’s leading independent bank rating firm. The 5-star rating denotes a “Superior” rating.

About the Net-Zero Banking Alliance

The industry-led, UN-convened Net-Zero Banking Alliance brings together banks worldwide representing over 40% of global banking assets, which are committed to aligning their lending and investment portfolios with net-zero emissions by 2050. The Alliance will reinforce, accelerate, and support the implementation of decarbonization strategies, providing an internationally coherent framework and guidelines in which to operate, supported by peer-learning from pioneering banks. It recognizes the vital role of banks in supporting the global transition of the real economy to net-zero emissions. Visit www.unepfi.org for more information.

About Blue Ridge

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank, National Association. Blue Ridge, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking, payroll, insurance, card payments, wholesale and retail mortgage lending, and government-guaranteed lending. Blue Ridge also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning, and trust administration. Visit www.mybrb.bank for more information.

Media Contact:

Michelle Simon, Director of Corporate Communications & PR, Blue Ridge Bank. N.A.

michelle.simon@mybrb.bank